UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2006

RANCON REALTY FUND V, A CALIFORNIA LIMITED PARTNERSHIP

(Exact name of Registrant as Specified in Charter)

California	0-16467	33-0098488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 South El Camino Real, Ste. 1100, San Mateo, California 94402

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 343-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See item 2.03

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the refinancing described in item 2.03, the existing financing arrangement, a 1- year construction loan from Union Bank of California, N.A., originally made on April 28, 2005 and which bore variable interest of 2% per annum in excess of the 30-Day LIBOR Rate, was terminated. The Partnership terminated the foregoing material definitive agreement pursuant to its terms, in order to obtain the new financing described below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On April 13, 2006, Rancon Realty Fund V, a California limited partnership (the “Partnership”) completed a $30.0 million cross-collateralized refinancing of certain properties previously held by the Partnership and its wholly owned subsidiary, RRF V Tri City Limited Partnership, a Delaware limited partnership. Four real property assets were transferred to Rancon Realty Fund V Subsidiary Two LLC, a Delaware limited liability company, a newly formed wholly owned subsidiary of the Partnership. The newly completed financing, loaned from The Variable Annuity Life Insurance Company, a Texas corporation, bears interest at a fixed rate of 5.61% per annum and has a maturity date of May 1, 2016.

Commencing on June 1, 2006, and on the first day of each month thereafter through and including April 1, 2016, combined payments of interest and principal are payable, in arrears, in the amount of $172,412.91. Upon the occurrence of any event of default, and after any applicable cure periods have expired, the entire balance of principal and accrued interest become due and payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2006	RANCON REALTY FUND V,
a California limited partnership

	By:	Rancon Financial Corporation,
a California corporation
Its General Partner

	By:	/s/ Daniel S. Stephenson
Daniel S. Stephenson, President

	By:	/s/ Daniel S. Stephenson
Daniel S. Stephenson, its General Partner